Exhibit 23.2




                         INDEPENDENT AUDITORS' CONSENT


The Board of Directors
GST Telecommunications, Inc.:

We consent to the incorporation by reference herein in Amendment No. 1 to Form S-3 of Time Warner Telecom Inc. of our report dated March 17, 2000, except for note 16(c) and (d), as to which the date is September 21, 2000, relating to the consolidated balance sheets of GST Telecommunications, Inc. and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations, shareholders' deficit, and cash flows for each of the years in the two-year period ended December 31, 1999, the three-month period ended December 31, 1997 and the year ended September 30, 1997. Our report contains an explanatory paragraph that states that the accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in note 16(c) and (d) to the consolidated financial statements, on May 17, 2000, the Company filed for protection from its creditors under Chapter 11 of the U.S. Bankruptcy Laws. Subsequent to this filing, the Company conducted an auction under the supervision of the U.S. District Court for the District of Delaware that has resulted in a definitive agreement to sell a substantial portion of the Company's assets to Time Warner Telecom Inc. These actions raise substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. We also consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus.

                                                /s/ KPMG LLP






Portland, Oregon
January 9, 2001